UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2025
Outbrain Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40643	20-5391629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 West 19th Street
New York, NY 10011
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (646) 867-0149

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Directors.

Pursuant to the Stockholders Agreement, dated February 3, 2025, between Outbrain Inc. (the “Company”) and Altice Teads S.A. (“AT” and such agreement, the “Stockholders Agreement”), AT is entitled to designate two persons to be appointed to the Company's Board of Directors (the “Board”). AT has designated Dexter Goei and Mark Mullen and effective March 12, 2025, Mr. Goei and Mr. Mullen were appointed to the Board. Each will serve as a Class II director with terms expiring at the Company’s 2026 Annual Meeting of Stockholders.

Dexter Goei

Dexter Goei is a Director of Altice USA (NYSE: ATUS), served as Chief Executive Officer of Altice USA from 2016 until October 2022 and as Executive Chairman from October 2022 until March 2023. Mr. Goei was chairman of the boards of Altice USA and Altice Europe until June 2018 and a director of Altice Europe until October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecom operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.

Mark Mullen

Mark Mullen is a Director and Audit Chair of Altice USA (NYSE: ATUS) and co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has served as Managing Partner since that time. Both Bonfire and Double M are based in Los Angeles and manage venture-stage capital funds with approximately $1 billion under management. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business-to-business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’s assets, including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industry. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his Masters of Business Administration in international business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.

The Board has determined that Mr. Goei and Mr. Mullen qualify as an independent director according to Nasdaq Listing Rule 5605(b)(1).

Mr. Goei's and Mr. Mullen’s compensation will be consistent with that of other non-employee directors paid by the Company as generally described under “Director Compensation” in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission dated April 26, 2024. Other than the Stockholders Agreement, there are no arrangements or understandings between Mr. Goei and Mr. Mullen and any other person pursuant to which they were selected as directors, and there are no transactions related to the Company in which Mr. Goei and Mr. Mullen have an interest requiring disclosure under Item 404(a) of Regulation S-K. Additionally, in connection with their appointment, Mr. Goei and Mr. Mullen have entered into standard indemnification agreements with the Company in the form previously approved by the Board, which is filed as Exhibit 10.1 to the Company’s Form S-1, as amended, filed with the SEC on June 29, 2021 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBRAIN INC.
Date: March 13, 2025	By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer

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